Exhibit 10.38

http://ginkgobioworks.com/ 27 Drydock Ave, Floor 8
Boston, MA 02210
Phone: 1-877-422-5362

October 7, 2020

Mark Dmytruk

Boston, MA

Dear Mark:

On behalf of Ginkgo Bioworks, Inc. (“Ginkgo”), I am pleased to confirm our employment offer to you as Chief Financial Officer, reporting to Jason Kelly. You will be employed on a full-time basis starting on 11/9/2020 or at another mutually agreed upon date. The expected responsibilities of your position are highlighted on the description page enclosed with this letter; however, your responsibilities and/or supervisor may change over time as Ginkgo’s needs evolve. As an employee of Ginkgo, you will be entitled to compensation and benefits as set forth below:

1.

Your base salary, to be paid in accordance with the salary payment procedures of Ginkgo, will be $425,000 per year. Your salary may be adjusted by Ginkgo at any time in accordance with normal business practice and at Ginkgo’s sole discretion.

2.

Subject to the approval of Ginkgo’s Board of Directors, you may be granted a Restricted Stock Unit (RSU) for 45,000 shares of Ginkgo’s common stock under Ginkgo’s 2014 Stock Incentive Plan (the “Plan”). The vesting terms for the RSU will be four years with 25% vesting on the first anniversary of your start date, and the remaining vesting on a pro rata basis each month over the next three years thereafter for so long as you are employed by Ginkgo. The RSU will be subject to the terms of the Plan and an RSU agreement to be entered into between you and Ginkgo.

3.

In the event Ginkgo terminates your employment without Cause (as defined below), contingent upon your execution and non-revocation of a severance agreement and release acceptable to Ginkgo and in accordance with Ginkgo’s policies, you will receive severance benefits consisting of (i) continuation of your base salary for a period of 12 months, and (ii) if you timely elect to receive COBRA benefits, payment of your COBRA premiums for a period of 12 months or until the date on which you obtain alternative health insurance coverage, whichever is earlier. For purposes of this paragraph, the term Cause shall mean a good faith finding by the Board of Directors of Ginkgo that (a) you willfully failed to perform your assigned duties for Ginkgo, (b) your material breach of any agreement to which you and Ginkgo are both parties, (c) any act (other than retirement) or omission to act by you which may have a material and adverse effect on Ginkgo’s business or on your ability to perform services for Ginkgo, including, without limitation, the commission of any crime (other than minor traffic violations), or (d) any material misconduct or material neglect of duties by you in connection with the business or affairs of Ginkgo.

4.

You will also be eligible to participate in all of Ginkgo’s employee benefit programs, including health insurance, retirement benefits (currently, an employer contribution to your 401(k) equal to 5% of your total wages that vests upon your two year anniversary), and other benefits in accordance with Ginkgo’s policies.

5.	Your work location will be Ginkgo Bioworks’ facilities in Boston, MA.

Finally, please note that this letter does not constitute an employment contract and your employment with Ginkgo will be “at-will” meaning that Ginkgo retains the right to terminate your employment at any time and for any reason and you retain a similar right.

If this letter correctly sets forth the terms of your employment with Ginkgo, please sign this letter in the space provided below and return it to me as soon as possible. This offer is in effect for 7 days.

By signing below, you are also confirming to us that your employment by Ginkgo will not conflict with the terms of any employment, non-competition, confidentiality or similar agreements that you may have with any third parties. Also, a condition of your employment will be your execution on or prior to your first day of employment of Ginkgo’s standard employee agreement regarding assignment of inventions, confidentiality, non-solicitation and non-competition, which is attached hereto. Additionally, this offer is conditioned upon your right to work in the United States. This letter supersedes any prior agreements, understandings or representations concerning the terms of your employment with the Company.

I am confident that you will make a strong contribution to Ginkgo’s success and look forward to welcoming you to our team. Should you have any questions, please feel free to contact me at any time. If you agree to these conditions of your employment, please acknowledge by signing below. We look forward to building a great company together.

Sincerely,

/s/ Austin Che
Austin Che Founder austin@ginkgobioworks.com Ginkgo Bioworks, Inc.

The foregoing correctly sets forth the terms of my employment by Ginkgo Bioworks, Inc.:

/s/ Mark Dmytruk
Name

10 / 07 / 2020
Date

Chief Financial Officer

In your role as Chief Financial Officer at Ginkgo, we expect your responsibilities to include:

1.	Support business strategy development and execution

2.

Strategically partner with the CEO, providing insight and counsel to drive corporate strategy, allocate resources effectively, and position the company for growth. Possess experience and understanding of business models.

3.	Oversee finance and governance of joint ventures, operating companies and minority equity interests including Joyn Bio, Motif FoodWorks, Genomatica, and Synlogic

4.	Provide analytical and planning support to enable development and achievement of performance targets. Lead benchmarking and opportunity assessment.

5.	Provide FP&A support for alliance management with customers and partners.

6.	Support the CEO in fundraising by developing financial models, diligence materials and reports on key operating metrics.

7.	Ensure adequate funding to support business initiatives. Understand the sources and uses for cash. Effectively manage working capital and control the cash flow position.

8.	Corporate development / M&A

9.	Possess the ability to lead and evaluate with a financial lens all joint venture and operating company prospects as well as structure all collaboration agreements and stock purchase agreements.

10.	Oversee investment activity including identification, due diligence, valuation, contract strategy and negotiations.

11.	Proactively lead performance management

12.	Effectively support a high growth business and drive increase in margins by identifying KPIs, establishing clear and credible reporting and forecasting metrics.

13.	Track performance against targets and variance analysis.

14.	Iterate on and improving pricing and contract strategies for partners, joint ventures and operating companies to maximize usage of the Ginkgo platform

15.	Clearly articulate operating performance in reporting, forecasting, and development of contingency plans.

16.	Develop and implement oversight and compensation incentive structures for joint ventures and operating companies’ executive leadership

17.	Team leadership and capability development

18.

Possess a record of demonstrated success building and managing a high performance finance function, with proven experience attracting, developing and retaining A+’ Players to meet the demands of a fast growing business.

19.	Financial stewardship and reporting

20.	Ensure compliance with financial regulations and standards, such as Sarbanes-Oxley, the IRS Tax Code, and GAAP.

21.

Significant expertise in structuring internal controls, compliance with financial regulations & standards, upgrading systems, evaluating risk, and managing Canadian, US and international tax implications.

22.

Safeguard company assets with prudent balance sheet management. Understand and control the company’s liabilities legal contracts, statutory & tax obligations, contingencies, leases, or insurance summaries, and expectations from loan covenants and/or the Board of Directors.

23.

Establish and execute programs for the provision of capital required by the company, including negotiating the procurement of debt and equity capital and maintaining the required financial arrangements. Coordinate the long-range plans of the company, assess the financial requirements and develop alternative ways in which financial requirements can be met.

24.	Analyze shareholder relations policies, procedures, and information programs, including the annual and interim reports to shareholders and the Board of Directors.

25.	Coordinate annual financial audits.

Ginkgo’s most important goal is to build a sustainable business that advances our mission to make biology easier to engineer. Thus, in addition to the above, we expect that you will also help to shape Ginkgo’s overall direction as a company, and be willing to support evolving needs, where appropriate, as they emerge.